Exhibit 99.1

TEGAL CORPORATION REPORTS
FIRST QUARTER 2006 FINANCIAL RESULTS

Petaluma, Calif., August 11, 2005 — Tegal Corporation (Nasdaq:TGAL), a leading designer and manufacturer of plasma etch and deposition systems used in the production of integrated circuits and nanotechnology devices, today announced financial results for the First Quarter Fiscal Year 2006, which ended June 30, 2005. Senior management will conduct an investor conference call to discuss these results and the company’s financial outlook in more detail today at 2pm Pacific Time, Thursday, August 11, 2005. More information about the conference call is provided below.

First Quarter Highlights

•	Revenues for the first quarter of fiscal 2006 were $3.1 million, a decrease of 11% from $3.4 million reported in the first quarter of fiscal 2005, and a decrease of 14% from the $3.6 million recorded for the fourth quarter of fiscal 2005.

•	Net losses for the first quarter were $2.5 million or ($0.05) per share compared to a net loss of $6.3 million or ($0.15) per share for the same quarter one year ago and a loss of $3.9 million or ($0.07) in the fourth quarter of fiscal 2005.

•	Operating losses were $2.4 million for the first quarter of fiscal 2006 compared to $4.2 million in the same quarter last fiscal year and $3.9 million last fiscal quarter. Operating expenses for the first quarter were $3.0 million, which is approximately $2.0 million lower than the same quarter last year and $0.9 million lower than last quarter.

•	Cash stood at $3.2 million at the end of the first quarter of fiscal 2006, compared to $7.1 million at the end of the last fiscal quarter.

•	Backlog at the end of the first quarter of fiscal 2006 was $2.4 million, with a book-to-bill ratio of 2.4 for the quarter.

•	Quarterly shipments included an advanced etch system for the production of de-coupling capacitors for cell phones and wireless devices and the installation of an advanced process module for a prestigious R&D institute in Italy for MEMS fabrication.

“We are encouraged by a strong book-to-bill quarter and a continuing build-up of our systems backlog, as well as an overall reduction in operating expenses,” said Thomas Mika, President & Chief Executive Officer of Tegal Corporation. “We look forward to a positive vote from our shareholders at our upcoming annual meeting on the second step of our recent financing and related matters. With additional capital, we are confident that we can achieve our goals for our new products and make major progress toward bringing our expenses in line with projected revenues. The entire Tegal team is committed to achieving break-even, a significant revenue ramp and the creation of a focused, growing and sustainably profitable technology company – all in the current fiscal year. Approval of these proposals is required to enable us to achieve our objectives.”

Financial Results

Revenues for the first quarter of fiscal 2006 were $3.1 million, a decrease of 11% from $3.4 million reported in the first quarter of fiscal 2005, and a decrease of 14% from the $3.6 million recorded for fourth quarter of fiscal 2005. Tegal reported a net loss for the first quarter of $2.5 million or ($0.05) per share compared to a net loss of $6.3 million or ($0.15) per share for the same quarter one year ago. Sequentially, the Company’s net loss decreased from the prior quarter loss of $3.9 million or ($0.07) per share.

Gross profits for the first quarter of fiscal 2006 were 22% compared to 23% in the same quarter one year ago and 1% in the fourth quarter of fiscal 2005. Margins were reduced significantly in the fourth quarter of fiscal 2005 as a result of an increase in excess inventory reserves. Margins in the current quarter were low due to unabsorbed overhead on low unit volume.

Operating expenses for the first quarter of fiscal 2006 were $3.0 million, an overall decrease of $2.0 million from the same quarter one year ago. However, the first quarter of last fiscal year included a $1.7 million non-cash charge for In-Process R&D related to the acquisition of First Derivative Systems, Inc. Otherwise, operating expenses decreased by $0.3 million compared to the same quarter one year ago. The entire decrease is attributed to reduced G&A costs.

“We will continue to lower our operating expenses even as we bring our new products to market, said Christine Hergenrother, Vice President and Chief Financial Officer of Tegal. “Our goal is to attain a cash neutral position as we achieve higher levels of efficiency from our operations.”

Cash and equivalents at the end of the first quarter of fiscal 2006 was $3.2 million, offset by borrowings of $76 thousand under our line of credit in Japan.

Subsequent to the end of the quarter, Tegal agreed to sell approximately 6.3 million shares of common stock and warrants exercisable for up to approximately 3.15 million additional shares of common stock for aggregate gross cash proceeds of approximately $4.1 million at the initial closing on July 14, 2005. In addition, subject to stockholder approval, the Company agreed to sell approximately 28.3 million additional shares of common stock and warrants exercisable for up to approximately 14.2 million additional shares of common stock for aggregate gross cash proceeds of approximately $18.4 million at a second closing expected to occur after the Company’s annual stockholder meeting currently scheduled to be held on September 13, 2005.

Total shares outstanding as of August 11, 2005 are 59,404,613.

Investor Conference Call

Tegal Corporation will discuss these results and further details of its first quarter of fiscal 2006 during a conference call today, August 11, 2005, at 5:00 p.m. EDT / 2:00 p.m. PDT. The call is open to all interested investors. The call-in numbers are (866) 700-7101 or (617) 213-8837. For either dial-in number, investors should reference Tegal or reservation number: 74936079. A digital recording will be made available one hour after the completion of the conference call, and it will be accessible through midnight on Thursday, August 18, 2005. To access, investors should dial (888) 286-8010 or (617) 801-6888 and enter passcode: 40639158.

The conference call also will be available online via the Investor Section of the Company’s website at: www.tegal.com. An online replay of the teleconference, along with a copy of the Company’s earnings release, will also be available on the Company’s website.

Safe Harbor Statement

Except for historical information, matters discussed in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations, are generally identifiable by the use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project” or similar expressions. These forward-looking statements are subject to risks, uncertainties and assumptions about the Company including, but not limited to industry conditions, economic conditions, acceptance of new technologies and market acceptance of the Company’s products and services. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. For a further discussion of these risks and uncertainties, please refer to the Company’s periodic filings with the Securities and Exchange Commission.

About Tegal

Tegal provides process and equipment solutions to leading edge suppliers of advanced semiconductor and nanotechnology devices. Incorporating unique, patented etch and deposition technologies, Tegal’s system solutions are backed by over 35 years of advanced development and over 100 patents. Some examples of devices enabled by Tegal technology are energy efficient memories found in portable computers, cellphones, PDAs and RFID applications; megapixel imaging chips used in digital and cellphone cameras; power amplifiers for portable handsets and wireless networking gear; and MEMS devices like accelerometers for automotive airbags, microfluidic control devices for ink jet printers; and laboratory-on-a-chip medical test kits.

More information is available on the Internet at: www.tegal.com.

Contact:

Tegal Corporation
Christine Hergenrother (VP and CFO), 707/763-5600
or
Nagle & Ferri Investor Relations
Frank Nagle or Bob Ferri, 415/575-1999

TEGAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30, ———————————
	2005	2004
Revenue:
Product	$2,716	$3,034
Services	336	407

Total revenue	3,052	3,441
Cost of revenue:
Cost of product	1,724	2,177
Cost of services	653	464

Total cost of revenue	2,377	2,641

Gross profit	675	800

Operating expenses:
Research and development	1,176	1,126
Sales and marketing	644	650
General and administrative	1,240	1,601
In-process research and development	—	1,653

Total operating expenses	3,060	5,030

Operating loss	(2,385)	(4,230)
Other income (expense), net	(122)	(2,095)

Net loss	$(2,507)	$(6,325)

Net loss per share, basic and diluted	$(0.05)	$(0.15)

Shares used in per share computations:
Basic	52,902	41,812
Diluted	52,902	41,812

TEGAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable and bank lines of credit	$83	$159
Accounts payable	3,653	3,607
Accrued product warranty	238	252
Deferred revenue	278	122
Accrued expenses and other current liabilities	2,186	2,575

Total current liabilities	6,438	6,715
Long-term portion of capital lease obligations	13	13
Other long term obligations	52	64

Total long term liabilities	65	77

Total liabilities	6,503	6,792

Commitments and contingencies (Note 6)
Stockholders' equity:
Preferred stock; $0.01 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock; $0.01 par value; 100,000,000 shares authorized; 53,019,613 and 52,843,520 shares issued
and outstanding at June 30, 2005 and March 31, 2005 respectively	531	528
Additional paid-in capital	99,363	99,156
Accumulated other comprehensive income (loss)	64	(110)
Accumulated deficit	(88,781)	(86,274)

Total stockholders' equity	11,177	13,300

Total liabilities and stockholders' equity	$17,680	$20,092